SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ECCS, INC.
         ---------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           New Jersey                                     22-2288911
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    (State or Other Jurisdiction                       (I.R.S. Employer
 of Incorporation or Organization)                   Identification Number)

                                One Sheila Drive
                         Tinton Falls, New Jersey 07724
                                 (732) 747-6995
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          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 Gregg M. Azcuy
                      President and Chief Executive Officer
                                   ECCS, INC.
                                One Sheila Drive
                         Tinton Falls, New Jersey 07724
                                 (732) 747-6995
       -------------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                    ----------------------------------------
                                    COPY TO:
                              David J. Sorin, Esq.
                             William J. Thomas, Esq.
                                Hale and Dorr LLP
                              650 College Road East
                           Princeton, New Jersey 08540
                                 (609) 750-7600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time
to   time    after    this    registration    statement    becomes    effective.

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     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE
================================================================================
                                    Proposed         Proposed
                      Amount         Maximum          Maximum         Amount Of
Title of Shares       To Be      Aggregate Price     Aggregate      Registration
To Be Registered    Registered     Per Share(1)    Offering Price       Fee
-----------------   ----------   ---------------   --------------   ------------

Common Stock,
 $.01 par value..   17,000,000        $0.89          $15,130,000      $3,782.50
=================   ==========   ===============   ==============   ============

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. Such price is based upon the average of the high and low price per share of the Registrant's common stock as reported on the Nasdaq National Market on May 16, 2001.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 22, 2001

PROSPECTUS

                                17,000,000 SHARES

                                   ECCS, INC.

                                  COMMON STOCK

     This prospectus relates to the resale, from time to time, of an aggregate of 17,000,000 shares (the "Shares") of our common stock, $.01 par value per share, by certain shareholders identified below in the section entitled "The Selling Shareholders." The Shares may be acquired upon the conversion of 2,125,000 outstanding shares of our 6% Cumulative Convertible Preferred Stock, Series A (the "Preferred Stock"), into shares of our common stock.

     We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares covered by this prospectus.

     We have not entered into any underwriting arrangements in connection with the sale of the Shares. The Selling Shareholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     Our common stock is listed on the Nasdaq National Market under the trading symbol "ECCS." On May 16, 2001, the last reported sales price of our common stock on the Nasdaq National Market was $.930 per share. You are urged to obtain current market quotations for the common stock.

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     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------


                      The date of this prospectus is    , 2001

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

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                                TABLE OF CONTENTS
                                                                     Page
                                                                     ----

        Prospectus Summary........................................      2

        Risk Factors..............................................      3

        Note Regarding Forward-Looking Statements.................     15

        Use of Proceeds...........................................     15

        Selling Shareholders......................................     15

        Plan of Distribution......................................     18

        Legal Matters.............................................     20

        Experts...................................................     20

        Information Incorporated by Reference.....................     20

        Where You can find more Information.......................     21

        Indemnification of Directors and Officers.................     22

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY "RISK FACTORS" BEGINNING ON PAGE 3.

                                   OUR COMPANY

     We design, manufacture, sell and support fault tolerant enterprise storage solutions that protect and ensure access to an organization's critical data. Our products include high performance, fault tolerant storage subsystems that meet a wide range of customer applications for Open Systems-based networks, such as NT, UNIX and Linux operating systems and our Raven family of integrated solutions with Sun processors and storage. Our fault tolerant enterprise storage solutions address all three storage markets: Direct Attached Storage ("DAS"), in which the storage device is connected directly to a server; Network Attached Storage ("NAS"), in which the storage device is installed on a network; and Storage Area Network ("SAN"), in which the storage device is used in a specialized network. These connectivity options provide our customers the flexibility to choose and deploy a particular storage solution to meet their needs. As data requirements change, customers can migrate their existing storage investments to different connectivity options. We believe our products reduce the total cost of ownership of data storage by allowing end users to use the products across various operating systems.

     A number of products resulted from our product development efforts over the last five years, including our Synchronix and Synchronection product lines. Today, we are a manufacturer of high performance, highly scalable, fault tolerant data storage solutions. Our direct sales force concentrates on sales to commercial end users and Federal government end users. Our direct sales force also works with selected Value Added Resellers and assists them in their sales to commercial end users.

     We have registered trademarks for ECCS(TM), RAID 10 PERFORMANCE MANAGER(TM), INTELLIGENT REBUILD(TM), SPLIT MIRROR(TM), EXAMODULE(TM), SYNCHRONIX(TM), INVERSE MIRRORING(TM), SYNCHRONECTION(TM) and SPLIT VOLUME(TM). We have applied for trademark registration for SYNCHRONISM and EASY BACKUP. All other trade names, trademarks or service marks appearing in this prospectus are the property of their respective owners and are not our property.

     In this prospectus, the terms "ECCS," "the Company," "we," "us" and "our" includes ECCS, Inc. and its subsidiaries.

                                   OUR ADDRESS

     Our principal executive offices are located at One Sheila Drive, Tinton Falls, New Jersey 07724, and our telephone number is (732) 747-6995. We maintain a Web Site at http://www.eccs.com. The information contained at our Web site is not incorporated into and does not constitute part of this prospectus, and the only information that you should rely on in making your decision whether to invest in our common stock is the information contained in this prospectus.

                                  RISK FACTORS

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL
CONDITION AND OPERATING RESULTS COULD BE SIGNIFICANTLY AND ADVERSELY AFFECTED. IF THAT HAPPENS, THE PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO COULD HARM OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

WE CURRENTLY RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT MAJORITY OF OUR NET SALES AND A DECREASE IN PURCHASES FROM THESE CUSTOMERS COULD MATERIALLY REDUCE OUR REVENUES.

     Our customer base is highly concentrated. Our top 10 customers in 1998, 1999 and 2000 accounted for, in the aggregate, approximately 85.6%, 82.6% and 64.5%, respectively, of net sales in those periods. Sales to the U.S. Air Force, through Federal integrators, accounted for 33.7%, 58.4% and 30.5% of net sales in 1998, 1999 and 2000, respectively. Federal integrators are government contractors who sell directly to U.S. government entities. We believe that a substantial portion of our net sales and gross profits will continue to be derived from sales to a concentrated group of customers. However, the volume of sales to a specific customer is likely to vary from period to period, and a significant customer in one period may not purchase our products in a subsequent period. In general, there are no ongoing written commitments by customers to purchase our products. All our product sales are made on a purchase order basis. Our net sales in any period generally have been and likely will continue to be in the near term, derived from a relatively small number of sales transactions. Therefore, the loss of one or more major customers could materially adversely affect our results of operations.

THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE ARE DELISTED FROM THE NASDAQ NATIONAL MARKET.

     On January 4, 2001, we received notification from Nasdaq that our common stock had failed to maintain a minimum bid price of $1.00 per share for the 30 days prior to the date of notification. We had 90 days from the notice date to regain compliance by having the bid price for our common stock close at $1.00 or greater for a minimum period of 10 consecutive trading days. We did not regain compliance during the 90-day notice period. On April 5, 2001, we received notice from Nasdaq of its decision to delist our common stock, because of our failure to comply with Nasdaq's $1.00 minimum bid price requirement under Nasdaq Marketplace Rule 4450(a)(5). We have appealed the delisting decision before the Nasdaq Listing Qualifications Panel and our common stock will continue to trade on the Nasdaq National Market pending the outcome of the appeal. We have a hearing date set for May 24, 2001 in which we must demonstrate our ability to sustain long term compliance with all applicable Nasdaq maintenance criteria. As of May 16, 2001, we have not regained a minimum bid price of $1.00 or greater. In the event that we are delisted from the Nasdaq National Market, we would attempt to trade on the OTC Bulletin Board. A delisting from the Nasdaq National Market may have a material adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. A delisting from the Nasdaq National Market will also make us ineligible to use Form S-

3 to register shares of our common stock with the SEC, therefore, making it more expensive to register shares of our common stock. In the event our common stock is delisted from the Nasdaq National Market, it would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our securities and your ability to sell the securities in the secondary market.

THE FEDERAL GOVERNMENT'S INVESTIGATION INTO FEDERAL GOVERNMENT PURCHASING COULD AFFECT OUR SALES TO THE U.S. AIR FORCE.

     In late January 2000, we received a subpoena from the United States Attorney's Office in Boston, Massachusetts for the production of documents in connection with an investigation into Federal government purchasing. We have been and intend to continue cooperating with the investigation and are complying fully, and intend to continue to comply fully, with the subpoena. We sell computer products to companies that are used by the Federal government to supply computer products to the U.S. Air Force. In addition, subpoenas were received by several of our employees, including certain officers, who are expected to testify before a grand jury. Not all of such testimony has been provided. It appears that one avenue of inquiry involves the relationships and transactions of various suppliers, manufacturers (including us), and other companies, with companies that provide product and product-related services to the U.S. Air Force. We understand that the government's inquiry includes a review of the conduct of such companies and their officers and employees. We believe that we have not violated any federal laws in connection with our sale of computer products ultimately received by the U.S. Air Force.

     In October 2000, one of the integrators to which we sell our products, KKP Corp., and its president pled guilty to federal charges of mail fraud and conspiracy to defraud the United States in connection with the sale of computer products and related services to the U.S. Air Force. We are referred to in the court papers (known as the "Information") in such case. The Information states that the defendants periodically issued invoices to us for fictitious services to the U.S. Air Force that were never provided and passed such payments along to co-conspirators. The Information also states that one of the co-conspirators caused us "to pay a kickback of $500 for each unit sold to the U.S. Air Force, with the proceeds going to the benefit of Co-conspirators." We are not identified as a co-conspirator in the Information. We believe that we had a reasonable basis to believe these services to the U.S. Air Force were performed; that all payments made by us to KKP Corp. were properly authorized; and that we have not violated any federal laws in connection with our sale of computer products to KKP Corp. which were ultimately received by the U.S. Air Force.

     In October 2000, two employees of a company which assisted the U.S. Air Force in procuring computer-related products and other related parties were indicted on multiple federal charges, including wire fraud, conspiracy to defraud the United States and money laundering in connection with the sale of computer products and related services from several vendors, including us, to the U.S. Air Force. The defendants in the Indictment appear to be the co-conspirators referred to in the Information. We are referred to in the Indictment in terms similar to the Information. We believe that we had a reasonable basis to believe the services to the U.S. Air Force billed by some of the defendants in the Indictment were performed; that all payments made by us to any of the defendants in the Indictment were properly authorized; and that we have not violated any federal laws in connection with our sale of computer products which were ultimately received by the U.S. Air Force.

     In December 2000, the United States Attorney's Office in Boston, Massachusetts advised us through our attorneys that the United States government has no present intentions of filing charges against us or any of our employees. We continue to believe that we have not violated any federal laws in connection with our sale of computer products which were ultimately received by the U.S. Air Force. We continue to work closely with, sell to, and seek solutions for, our customer, the U.S. Air Force. We cannot be certain that our sales and operating results will not be adversely affected by the investigation discussed above.

YOU MAY EXPERIENCE DILUTION AS A RESULT OF THE CONVERSION OF OUR SERIES A PREFERRED STOCK INTO SHARES OF OUR COMMON STOCK.

     We have 2,125,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is initially convertible, at the option of its holder, into eight shares of our common stock. Such common stock is included herein as described below in the section entitled "The Selling Shareholders." Assuming full conversion of the 2,125,000 shares of Series A Preferred Stock, our shares of outstanding common stock would be increased by 17,000,000 shares.

     The potential dilutive effect of the Series A Preferred Stock may have an adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. The perceived risk of dilution or any actual dilution occasioned by the conversion of our Series A Preferred Stock may cause our shareholders to sell their shares of common stock, which would contribute to a downward movement in stock prices of our common stock. In addition, a significant downward pressure on the trading price of our common stock could encourage investors to engage in short sales, which would further contribute to the downward pressures on our common stock.

POSSIBLE REDEMPTION OF SERIES A PREFERRED STOCK MAY AFFECT OUR LIQUIDITY.

     Our Series A Preferred Stock will mature on the date that is four years after issuance (the "Maturity Date"). On the Maturity Date, to the extent we have funds legally available for payment, we are required to redeem all shares of Series A Preferred Stock at a redemption price equal to $2.00 per share in cash together with any accumulated and unpaid dividends thereon. The Series A Preferred Stock may be redeemed at our option after the first anniversary of the date of issuance of the shares of Series A Preferred Stock at a redemption price equal to $2.00 per share in cash together with any accumulated and unpaid dividends, if the current market price per common share is $1.25 or greater for any 20 consecutive trading day period, and the daily price on the last trading day of such 20 trading day period is $1.25 or greater. The Series A Preferred Stock may be redeemed at the option of each holder of Series A Preferred Stock at a redemption price equal to $2.00 per share in cash together with any accumulated and unpaid dividends, if we enter into a transaction involving a merger, consolidation or sale or transfer of all of or substantially all of our assets that results in the holders of our common stock receiving a value of less than $1.25 per share of common stock. Such holders of Series A Preferred Stock must exercise their option to redeem the shares of Series A Preferred Stock within 90 days after the closing of any such transaction. A mandatory or optional redemption of our Series A Preferred Stock may require a significant outflow of cash and may adversely affect our liquidity and operations.

HOLDERS OF SERIES A PREFERRED STOCK HAVE SUPERIOR LIQUIDATION RIGHTS.

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company may be made or set apart for the holders of our common stock, the holders of Series A Preferred Stock are entitled to receive $2.00 per share of Series A Preferred Stock plus any accumulated and unpaid dividends. In addition, we have 875,000 shares of undesignated preferred stock that, subject to certain rights held by our Series A Preferred stockholders, our board of directors may issue with liquidation rights that are superior to our common stock.

OUR SHAREHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION AS A RESULT OF THE TERMS OF OUR SERIES A PREFERRED STOCK.

     We issued 2,125,000 shares of our Series A Preferred Stock in a private placement completed on April 19, 2001. The Series A Preferred Stock is currently convertible into 17,000,000 shares of our common stock. The number of shares of our common stock which we must issue upon conversion of the Series A Preferred Stock can increase substantially in the following events:

     o if we issue or sell our common stock, other than certain excluded stock such as stock under our option plans, for a price per share that is less than the Current Market Price per share of our common stock. The Current Market Price per share of our common stock is determined by the average of the daily prices per share of our common stock for the 20 consecutive trading days immediately prior to such date;

     o if we fail to have a shelf registration statement covering the shares of our common stock underlying the Series A Preferred Stock declared effective by the Securities and Exchange Commission by September 5, 2001; and

     o if we fail to keep a shelf registration statement covering the shares of our common stock underlying the Series A Preferred Stock current for a period of two years or such time as the common stock issuable upon conversion of the Series A Preferred Stock would no longer constitute restricted securities for the purposes of Rule 144(k) under the Securities Act of 1933, as amended.

     If these events were to occur, we would not receive any additional payment from the holders of the Series A Preferred Stock for the additional shares. Any increase in the number of shares of common stock issuable may result in a decrease in the value of the outstanding shares of common stock.

HOLDERS OF SERIES A PREFERRED STOCK VOTING AS A CLASS MAY HINDER PLANS THAT ARE BENEFICIAL TO COMMON STOCKHOLDERS.

     Holders of Series A Preferred Stock are entitled to vote on all matters that the holders of the Company's common stock are entitled to vote upon, on an as-converted to common stock basis. In addition, the vote of 66 2/3% of the holders of Series A Preferred Stock is required in order for the Company to: (i) amend, alter or repeal the Certificate of Incorporation or By-laws of the Company (other than an amendment which changes the dividend payable on or the liquidation preference of the Series A Preferred Stock, for which the vote of 80% of the holders of Series A Preferred Stock is required); (ii) create a class of stock ranking senior or equal to the Series A Preferred Stock; (iii) increase the number of shares of any class or classes of stock ranking senior or equal to the Series A Preferred Stock (other than for Series A Preferred Stock that is to be issued within 90 days of the initial closing, for which class approval of the Series A shareholders is not required); (iv) redeem or acquire shares of its capital stock or issue any capital stock or securities exchangeable into capital stock (with certain exceptions); (v) cancel any material indebtedness or waive any claim or rights of substantial value; (vi) permit or allow any liens, encumbrances or other restrictions with respect to its assets, except in the ordinary course of business; and (vi) sell or transfer all or substantially all of its assets or merge or consolidate with another corporation, or undertake any reclassification or recapitalization with respect to its capital stock. Holders of Series A Preferred Stock voting as a class may deny the actions referenced above, even though such actions may be beneficial to the common stockholders or the Company.

HOLDERS OF OUR SERIES A PREFERRED STOCK MAY HAVE A RIGHT OF FIRST REFUSAL ON FUTURE ISSUANCE OF OUR COMMON STOCK.

     We granted to each holder of Series A Preferred Stock the right of first offer, under certain conditions, to purchase a pro rata share of new securities which we may, from time to time, propose to sell and issue. Each holder of Series A Preferred Stock has such a right of first offer only if the percentage of outstanding common stock owned by such holder, assuming the conversion of the holder's Series A Preferred Stock, would be diluted by 10% or more in the aggregate by such sale, or series of sales over any 48 month period. The right of first offer may hinder a change in control of the Company, even if such change in control would be beneficial to the shareholders.

WE HAVE EXPERIENCED SUBSTANTIAL VARIABILITY OF OUR QUARTERLY OPERATING RESULTS, WHICH WE EXPECT WILL CONTINUE, AND WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

     Our quarterly operating results have fluctuated, and will continue to fluctuate, significantly from period to period depending upon factors such as the success of our efforts to expand our customer base, changes in and the timing of expenditures relating to the continued development of products, changes in pricing policies by us and by our competitors and certain other factors. As a result, it is possible that in some future quarters our operating results may be below the expectations of investors and securities analysts. If this happens, the trading price of our common stock could decline. Due to the relatively fixed nature of certain of our costs, a decline in net sales in any fiscal quarter typically results in lower profitability in that quarter. Quarterly fluctuations in sales to the U.S. Air Force are the result of several factors over which we have no control, including funding appropriations and departmental approvals. Although we do not anticipate that the U.S. Air Force will continue to purchase from us at historical levels, either in absolute dollars or as a percentage of net sales, we believe that sales to the U.S. Air Force will continue to comprise a significant portion of our net sales. In addition, our direct sales cycle (including sales to Federal end users) is less predictable than our indirect sales through our alternate channel partners.

     Net sales for the three months ended March 31, 2001 were approximately $4.2 million, with a net income of approximately $42,000. In connection with a private placement of our convertible preferred stock, we recognized a beneficial conversion feature and accretion fee in the amount of $2.5 million as a one-time non-cash preferred stock dividend in the first quarter of 2001. The amount predominantly represented the difference between the conversion price of $.25 per share on the date of issuance of the convertible preferred stock and the market price of our common stock at that date.

     Because we generally ship products within thirty days of receiving an order, we do not customarily have a significant backlog. Based on the timing of such product shipments, we do not believe that projects in process at any one time are a reliable indicator or measure of expected future revenue. None of our customers have minimum purchase requirements.

WE MAY NOT BE ABLE TO KEEP PACE WITH ANTICIPATED RAPID TECHNOLOGICAL CHANGE.

     The  market  for  our  fault  tolerant   enterprise  storage  solutions  is
characterized by:

     o    rapid technological change;

     o    evolving industry standards;

     o    changing customer preferences; and

     o    new product and service introductions.

     Both the needs of potential customers and the technologies available for meeting those needs can change significantly within a short period of time. Our future success will depend on our ability to develop solutions that keep pace with changes in the markets in which we compete. Any failure on our part to respond quickly, cost-effectively and sufficiently to these changes could render our existing products, services or technologies non-competitive or obsolete. Even if we develop new products, services or technologies, we may not be successful in the marketplace.

     Demand for our fault tolerant enterprise storage solutions depends principally upon the demand for Open Systems-based networks, such as NT, UNIX and Linux operating systems. Although we expect the industry to continue to expand, our business may be adversely affected by a decline in the sales growth of Open Systems-based networks targeted by us.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE.

     We are engaged in fields within the data processing industry that are characterized by a high level of competition. Competitive factors include:

     o    relative price/performance;

     o    product features, quality and reliability;

     o    speed to market;

     o    adherence to industry standards;

     o    financial strength; and

     o    service, support and reputation.

     Many of our competitors have financial, technical, manufacturing, sales, marketing and other resources which are substantially greater than our own. We cannot be certain that we will be able to continue to compete successfully with existing or new competitors. Recent acquisitions of several of our competitors by large companies, mergers of smaller market participants and other market activities have increased the competition in our marketplace.

     In addition, we compete with a broad range of businesses with varying degrees of experience, resources and development, including established computer manufacturers, systems integrators and manufacturers of enterprise storage products and networking products. We compete with different companies depending on the specific application or market. With respect to DAS products, EMC Corp., along with large server vendors such as Compaq and Sun Microsystems, are significant competitors. In the NAS market, our primary competitor is Network Appliance Inc. As we introduce our fault tolerant SAN products, we expect to compete with a number of existing and new competitors introducing products in this emerging market.

     Competitive pricing pressures exist in the data storage market and may in the future have an adverse effect on our revenues and earnings. Certain competitors have reduced prices in order to preserve or gain market share. If our competitors continue to make price cuts, our financial results may be adversely affected. We believe that pricing pressures are likely to continue.

WE HAVE BEEN OPERATING AS A PROPRIETARY SELLER FOR A LIMITED PERIOD OF TIME AND HAVE A HISTORY OF LOSSES.

     From our inception until 1994, our principal business was the sale of NCR products to AT&T business units as a value added reseller. During 1994, as a result of AT&T's acquisition of NCR, AT&T discontinued purchasing our products. We then undertook a product development initiative to reposition ourselves as a provider of fault tolerant enterprise storage solutions. During 1996, we completed our repositioning and began selling our fault tolerant enterprise storage solutions. Accordingly, we have a limited operating history within our current line of business.

     We incurred net losses of approximately $769,000, $2,657,000 and $12,855,000 in fiscal 1996, 1998 and 2000, respectively. Although we had net income of approximately $1,102,000 in 1997 and $1,952,000 in 1999, we cannot be certain that we will be able to maintain profitable levels of operations in the future.

THERE MAY BE A LACK OF MARKET ACCEPTANCE FOR OUR NEW PRODUCTS.

     We believe that our success depends, in part, on our ability to:

     o    enhance existing products;

     o    develop new products that maintain technological leadership;

     o    meet a wide range of changing customer needs; and

     o    achieve market acceptance.

     Our business will be adversely affected if we fail to maintain, train and hire as needed our direct sales force, introduce new products in a timely or cost-effective manner, increase the functionality of our existing products to meet customers' needs or remain price competitive. We cannot be certain that we will be successful in our product development efforts or, even if successful, whether our products will achieve market acceptance.

WE MAY NOT BE ABLE TO EXPAND OUR SALES AND DISTRIBUTION CHANNELS.

     During 1998, we shifted our sales and marketing focus to the development of our direct sales channel from our previous use of alternate channel partners. During the prior three years, we had focused our sales and marketing efforts through our primary alternate channel partners, Unisys and Tandem. As a result of industry consolidation and competitive factors, sales to Unisys and Tandem declined significantly in 1999 and 2000. Our direct sales force concentrates on sales to commercial end users, the U.S. Air Force and other Federal government end users. Our direct sales force also recruits selected value added resellers and assists them in their sales to commercial end users. Whether we can successfully sell our products and enter new markets will depend on our ability to:

     o    hire and maintain an adequate direct sales personnel;

     o develop and enhance relationships with new and existing customers and resellers; and

     o develop software-based products attractive to large data users and alternate channel partners.

     We cannot be certain that new relationships with alternate channel partners will be established. Furthermore, we cannot be certain that our alternate channel partners will not develop or market products in the future that compete with our products.

WE DEPEND ON OUTSIDE MANUFACTURERS AND VENDORS TO SUPPLY SOME OF OUR PRODUCTS AND PRODUCT COMPONENTS.

     We rely on outside manufacturers to produce some of our products. We also rely on outside suppliers to supply subassemblies, component parts and computer systems for resale. Our in-house manufacturing consists primarily of light assembly, systems integration, testing, and quality assurance.

     Unisys, formerly our primary outside manufacturer for our Synchronix system, closed its Winnipeg computer storage systems manufacturing plant in July 1999 and terminated its manufacturing service agreement with us. We manufactured such systems in-house from August to December 1999. In September 1999, we entered into a Master Sale Agreement with Hitachi Computer Products (America), Inc. Pursuant to such agreement, Hitachi began manufacturing certain of our products in January 2000 for use in our fault tolerant enterprise storage solutions. The agreement does not contain specific quantity commitments and purchases are made on a purchase order basis. The agreement does not include any long-term commitment by either party.

     Certain components used in our products are available only from a limited number of sources. Any delays in obtaining such components could adversely affect our results of operations. We cannot be certain that material problems will not arise in the future with our outside manufacturers or vendors that could significantly impede or interrupt our business. We cannot be certain that our relationships with our outside manufacturers and suppliers will continue or that we would be able to obtain alternative sources of supply without a material disruption in our ability to provide products to our customers if our
relationships   with  our  existing  outside   manufacturers  or  suppliers  are
terminated.

     We rely on certain distributors to supply us with component products from Sun Microsystems and Seagate Technologies. Although we believe alternative distributors of these products are available, we cannot be certain that we can obtain them on a timely and cost-effective basis.

     If these third party manufacturers and vendors become unwilling to provide us with sufficient materials and components on a timely and cost-effective basis, we may be unable to manufacture our products cost-effectively or at all, and our revenues and gross margins would suffer.

WE MUST ATTRACT AND RETAIN KEY MANAGEMENT, MARKETING, SALES AND TECHNICAL PERSONNEL, AND COMPETITION FOR SUCH PERSONNEL IN OUR INDUSTRY IS HIGH.

     Our future depends, in large part, upon the continued service of the key members of our management team, as well as marketing, sales and technical personnel. During fiscal 2000, our executive officers agreed to salary reductions. In January 2001, we reduced our workforce by up to 40% across most departments, however, we believe that we have retained the personnel that are key to achieving our goals and implementing our strategies. None of our executive officers have entered into an employment agreement. Equally important is our ability to attract and retain new management and other personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our key employees or that we will be successful in attracting and retaining new personnel in the future. The loss of any one or more of our key personnel or the failure to attract and retain key personnel could have a material adverse effect on our business.

WE HAVE ONLY LIMITED PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

     Our future success depends in part upon our intellectual property, including patents, trade secrets, know-how and continuing technological innovation. We cannot be certain that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation or that others will not develop competitive technologies or products. We have filed numerous patent applications covering various aspects of our Synchronix product family and intend to file additional applications for products under development. However, we cannot be certain that patents will issue from any application filed by us or that, if patents do issue, the claims allowed will be sufficiently broad to prohibit others from marketing similar products. In addition, we cannot be certain that any patents issued to us will not be challenged, invalidated or circumvented, or that issued patents will provide us with a competitive advantage. Although we believe that our products and technology do not infringe upon proprietary rights of others, we cannot be certain that third parties will not assert infringement claims in the future or that such claims will not be successful. Although we continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology or products is difficult and we cannot be certain that these measures will be successful.

WE MAY NOT BE ABLE TO COMPLY WITH INDUSTRY STANDARDS.

     We design our products to comply with standards adopted by our industry, the Storage Network Industry Association (SNIA) and the Fibre Channel Alliance
(FCA). We work closely with SNIA and FCA to ensure that our products are compatible with industry standards. We cannot be certain that standards from other standards-setting bodies will not become industry-accepted standards. A shift in industry standards could have a material adverse effect on our operations.

     In February 1999, we received ISO 9001 certification. This certification reflects uniform, industry-wide standards of quality control for manufacturing data-storage products. There can be no assurance that we will continue to meet the industry-accepted standards necessary to maintain ISO 9001 certification. A loss of ISO certification may adversely impact net sales to customers that require or prefer ISO certification.

POTENTIAL VOLATILITY OF OUR STOCK PRICE.

     The market price of the shares of our common stock has been, and in the future may be, highly volatile. Some factors that may affect the market price include:

     o    actual or anticipated quarterly fluctuations in our operating results;

     o    changes  in   recommendations  or  earnings  estimates  by  securities
          analysts;

     o announcements of technological innovations or new commercial products or services by us or our competitors; and

     o    general market or economic conditions.

     This risk may be heightened because our industry is characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors. In addition, equity securities of many technology companies have experienced significant price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. Volatility in the market price of our common stock could result in securities class action litigation. This type of litigation, regardless of the outcome, could result in substantial cost and a diversion of management's attention and resources.

OUR SHAREHOLDERS MAY EXPERIENCE SUBSTANTIAL DILUTION AS A RESULT OF OUTSTANDING OPTIONS TO PURCHASE OUR COMMON STOCK.

     As of December 31, 2000, we had 2,886,209 options to purchase shares of our common stock outstanding. We also had 298,848 common stock purchase warrants outstanding as of December 31, 2000. The exercise of such options and warrants could have an adverse affect on our stock price.

OUR FAILURE TO SUCCESSFULLY INTEGRATE FUTURE ACQUISITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     We may acquire complementary product lines, technologies and businesses as part or our growth strategy. Although we may make such acquisitions, we may not be able to successfully integrate them with our business in a timely manner. Our failure to successfully address the risks associated with such acquisitions, if consummated, could have a material adverse effect on our business and our ability to develop and market products. The success of any acquisition will depend on our ability to:

     o    successfully integrate and manage the acquired operations;

     o    retain the key employees of the acquisition targets;

     o develop, integrate and market products and product enhancements based on the acquired products and technologies; and

     o control costs and expenses, as well as demands on our management, associated with the potential acquisitions.

     If we are not able to successfully integrate acquired products lines, technologies or businesses with our business, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, our failure to successfully integrate acquisitions may divert management's attention from our existing business and may damage our relationships with key clients and employees. To finance future acquisitions, we may issue equity securities that could be dilutive to our shareholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets as a result of future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and could have a material adverse effect on our business, financial condition and operating results.

WE  HAVE  CERTAIN  ANTI-TAKEOVER   DEFENSES  THAT  COULD  DELAY  OR  PREVENT  AN
ACQUISITION.

     Our certificate of incorporation and New Jersey law contain provisions that could make it more difficult for a third party to acquire control of our company, even if such change of control would be beneficial to our shareholders. For example, our certificate of incorporation authorizes 3,000,000 shares of preferred stock, of which 2,125,000 shares are designated as Series A Preferred and 875,000 shares remain undesignated. Subject to certain rights held by our Series A Preferred stockholders, our board of directors may issue the undesignated preferred shares on such terms and with such rights, preferences and designations as our board may determine without further action by our shareholders. In addition, certain "anti-takeover" provisions of the New Jersey Business Corporation Act restrict the ability of certain shareholders to affect a merger or business combination or obtain control of us. These provisions could discourage bids for shares of our common stock at a premium as well as create a depressive effect on the market price of the shares of our common stock.

WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have never paid, and do not anticipate paying, any cash dividends on our common stock for the foreseeable future. Our factoring facility with Bank of America restricts our ability to pay certain dividends without its prior written consent. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them. In addition, the holders of the outstanding shares of Series A Preferred Stock are entitled to receive, out of funds legally available for the payment of dividends, quarter-annual dividends. Each quarter-annual dividend is computed by dividing the annual dividend rate of $0.12 per share by four and is payable in cash or, at the option of the Company, in shares of Series A Preferred Stock. Series A Preferred Stock dividends are cumulative, whether or not declared, and are compounded at an annual rate of 6% on the unpaid cumulative balance. No dividends may be paid or declared upon junior securities, including common stock, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock are paid or have been set apart. Dividends may be declared on parity securities, only if dividends are also declared on the Series A Preferred Stock ratably in proportion to accumulated and unpaid dividends.

BECAUSE OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN APPROXIMATELY 38.5% OF OUR CAPITAL STOCK, THEY COULD CONTROL OUR ACTIONS IN A MANNER THAT CONFLICTS WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     Currently, our executive officers, directors and affiliated entities together beneficially own approximately 38.5% of the outstanding shares of our common stock or equity securities convertible into common stock. As a result, these stockholders, acting together, or in the case of our preferred stockholders, in certain instances, as a class, will be able to exercise control over corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may have the effect of delaying or preventing a change in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" concerning our operations, performance and financial condition, including our future economic performance, plans and objectives and the likelihood of success in developing and expanding our business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors."

     Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as of the date of this prospectus. We undertake no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     All net proceeds from the sale of the Shares will go to the Selling Shareholders who offer and sell them. We will not receive any proceeds from the sale of the shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     On April 19, 2001 we completed a private placement offering of our 6% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock") to certain accredited investors. The offering resulted in gross cash proceeds of $4,000,000. Each share of Series A Preferred Stock is initially convertible, at the option of its holder, into eight shares of our common stock. Under the terms of the offering, all such shares of common stock to be issued to the Selling Shareholders are to be registered with the Securities and Exchange Commission, and are included herein.

     The information concerning the Selling Shareholders may change from time to time. If required, such changes will be set forth in prospectus supplements. The per share conversion price and, therefore, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of Series A Preferred Stock may increase or decrease. Because the Selling Shareholders may offer all or some portion of the Shares pursuant to this prospectus, and because there are currently not agreements, arrangements or understandings with respect to the sale of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Shareholders upon termination of this offering.

     The following table sets forth, as of April 19, 2001, certain information with respect to the Selling Shareholders. We cannot assure that any of the Selling Shareholders will offer for sale or sell any or all of the Shares offered by them pursuant to this prospectus.


------------------------------------------- ----------------------------- -------------- ----------------------------
                                                                            Number of
                                              Beneficial Ownership of        Shares              Beneficial
                 Name of                     Selling Shareholders Prior      Offered         Ownership of Shares
           Selling Shareholders                    to Offering(1)         Hereby(2)(3)      After Offering(1)(2)
------------------------------------------- ----------------------------- -------------- ----------------------------
                                                Number       Percent(%)                     Number       Percent(%)
------------------------------------------- --------------- ------------- -------------- -------------- -------------
T. Unterberg & R. Matluck TTEES C.E.
Unterberg, Towbin 401K Profit Sharing
Plan dtd 10/26/90 FBO: Andrew Arno                 400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Andrew Arno ACF Matthew Arno U/NY/UGMA             100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Andrew Arno ACF Jesse Benjamin Arno
U/NY/UGMA                                          100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
T. Unterberg & R. Matluck TTEES C.E.
Unterberg, Towbin 401K Profit Sharing
Plan dtd 10/26/90 FBO: Mel S. Lavitt                40,000           *           40,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Wendy Lavitt                                       300,000         2.5          300,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Meredith Lavitt                                     80,000           *           80,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Kathy A. Lavitt & Kerry Leeds Griffith              80,000           *           80,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Park City Investments                              300,000         2.5          300,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Emily Satloff                                      200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Thomas I. Unterberg, TTEE of the Ellen
Celli Family Trust U/A/D 3/25/93                   100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Thomas I. Unterberg, TTEE of the Emily
Satloff Family Trust U/A/D 3/25/93                 100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Thomas I. Unterberg                           5,335,000(4)        32.5        1,000,000        535,000         4.4
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Marjorie & Clarence E. Unterberg
Foundation, Inc.                                   100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
C.E. Unterberg, Towbin Capital Partners
I, LP                                            1,000,000         8.0        1,000,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
T. Unterberg & R. Matluck TTEES C.E.
Unterberg, Towbin 401K Profit Sharing
Plan dtd 10/26/90 FBO: Robert M. Matluck           100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Jeffery C. Moskowitz                               300,000         2.5          300,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
C.E. Unterberg, Towbin, LLC                        400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
C.E. Unterberg, Towbin, a California
Limited Partnership                              1,400,000        10.8        1,400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Mary DeBare                                        200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Charles DeBare                                     200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
First Clearing Corporation as Custodian
FBO: Gordon Devorkin                               100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
First Clearing Corporation as Custodian
FBO: Daryl Devorkin                                100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
David Devorkin                                     100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
S. Marcus Finkle                                   200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------

------------------------------------------- ----------------------------- -------------- ----------------------------
                                                                            Number of
                                              Beneficial Ownership of        Shares              Beneficial
                 Name of                     Selling Shareholders Prior      Offered         Ownership of Shares
           Selling Shareholders                    to Offering(1)         Hereby(2)(3)      After Offering(1)(2)
------------------------------------------- ----------------------------- -------------- ----------------------------
                                                Number       Percent(%)                     Number       Percent(%)
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Zohar Gilon & Yael Gilon JTWROS                    200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Hull Overseas Limited                              200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
John Rosenthal                                     400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Harvey Gelfenbein                                  100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Nicole Lawi                                        100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Neil Lawi                                          100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
J. Bruce Llewellyn                                 400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
David Marrus                                       400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Arthur Morrison                                    100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Burton Rubin                                       200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Scott Sampson                                      200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Charles Schaller                                   200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
William Shiebler                                   200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Kenneth Sheinberg                                  300,000         2.5          300,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Ronald Shiftan                                     100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Stanley Stern & Trudy Stern JTWROS                 100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
James Swartz                                       400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
William R. Timken, TTEE of The Timken
Living Trust U/A/D 9/14/99                         400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Solar Group S.A.                                   400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Enzo Torresi & Dorothy Torresi JTWROS              400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
E&M RP Trust                                       600,000         4.9          600,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Tahoe Partnership I                                800,000         6.5          800,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Siam Partners II                                   600,000         4.9          600,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
John R. Cronin                                     200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
James T. Whipple                                   200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Thomas Gubitosi                                    200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Jerome Laczniak                                    100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Russell Sarachek                                   400,000         3.3          400,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Edward Macomb                                       40,000           *           40,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Michael Glita and Joan Glita                       100,000           *          100,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Jay Moorin                                         200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
D. Roger Glenn and Susan H. Glenn                   40,000           *           40,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Robert Cannon                                      320,000         2.7          320,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
J.M. Hull Associates, L.P.                         200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------
Hull Capital Corp. PS FBO J. Mitchell Hull         200,000         1.7          200,000             --           *
------------------------------------------- --------------- ------------- -------------- -------------- -------------

-------------------
*Less than one percent

(1) Applicable percentage of ownership is based on 11,562,540 shares of common stock outstanding, plus any common stock equivalents held by such holders.

(2) Assumes that all Shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the Selling Shareholders prior to the termination of this offering. Because the Selling Shareholders may sell all, some or none of their Shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of Shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each Selling Shareholder will own upon completion of this offering.

(3) Represents shares of common stock issuable upon the conversion of the Series A Preferred Stock received by such shareholder in the private placement offering.

(4) Includes: (i) 37,500 shares of common stock subject to options which are exercisable at April 19, 2001 or which will become exercisable within 60 days of such date; (ii) 1,000,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by C.E. Unterberg, Towbin Capital Partners I, L.P. (UTCM, LLC is the sole general partner of C.E. Unterberg, Towbin Capital Partners I, L.P. and Mr. Unterberg is a Managing Member of UTCM, LLC). Mr. Unterberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest; (iii) 400,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by C.E. Unterberg, Towbin, LLC (Mr. Unterberg is a Managing Member of C.E. Unterberg, Towbin, LLC). Mr. Unterberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest; (iv) 1,400,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by C.E. Unterberg, Towbin, a California Limited Partnership (Mr. Unterberg is a Managing Director and member of the Executive Committee of C.E. Unterberg, Towbin, a California Limited Partnership). Mr. Unterberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest; and (v) 1,000,000 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock held by Marjorie & Clarence E. Unterberg Foundation, Inc. (Mr. Unterberg is President of the Marjorie & Clarence E. Unterberg Foundation, Inc.). Mr. Unterberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest. Excludes 67,500 shares of Series A Preferred Stock convertible into 540,000 shares of common stock owned by trusts of which Mr. Unterberg is Trustee and as to which Mr. Unterberg disclaims beneficial ownership. Mr. Unterberg was a director of the Company from June 1996 until February 2001.

                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the Selling Shareholders. The Selling Shareholders have not advised us of any specific plan for distribution of the Shares offered hereby, but it is anticipated that the Shares will be sold from time to time by the Selling Shareholders or by permitted pledgees, donees, transferees or other permitted successors in interest. Such sales may be made in any of the following manners:

     o in transactions, which may involve block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in private transactions other than in the over-the-counter market or on an exchange;

     o    in connection with short sales of shares;

     o    by pledge to secure debts and other obligations;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

     o    in a combination of any of the above transactions; or

     o    any other lawful methods.

     Although sales of the Shares are, in general, expected to be made at market prices prevailing at the time of sale, the Shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

     In offering the Shares covered by this prospectus, each of the Selling Shareholders and any broker-dealers who sell the Shares for the Selling Shareholders may be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Shareholders and the compensation of such broker-dealers may be underwriting discounts and commissions.

     Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this prospectus. The Selling Shareholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

     Each of the Selling Shareholders is acting independently of ECCS in making decisions with respect to the timing, manner and size of each sale of Shares. We have not been advised of any definitive selling arrangement at the date of this prospectus between any Selling Shareholder and any broker-dealer or agent.

     To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the Shares by the Selling Shareholders, will be set forth in a prospectus supplement.

     The expenses of preparing and filing this prospectus and the related registration statement with the SEC will be paid entirely by us, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. Shares of common stock covered by this prospectus also may qualify to be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus. The Selling Shareholders have been advised that they are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Rule 10b-5 thereunder.

     Neither ECCS nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Hale and Dorr LLP, 650 College Road East, Princeton, New Jersey.

                                     EXPERTS

     Richard A. Eisner & Company, LLP, independent auditors, have audited our consolidated financial statements at December 31, 2000, and for the year then ended appearing in our Annual Report (Form 10-K) for the year ended December 31, 2000, as set forth in their report, included therein and incorporated herein by reference. Our financial statements are incorporated in this prospectus by reference in reliance on Richard A. Eisner & Company, LLP's report given on their authority as experts in accounting and auditing. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999, and for each of the two years in the period ended December 31, 1999, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2000, as set forth in their report, included therein and incorporated herein by reference. Our financial statements are incorporated in this prospectus by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows ECCS to "incorporate by reference" the information ECCS files with the SEC, which means that ECCS can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ECCS files later with the SEC will automatically update and supersede this information. ECCS incorporates by reference the documents listed below and any future filings made by ECCS with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the filing of a post-effective amendment to this prospectus which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold:

     o Our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC on March 30, 2001;

     o    Our Current Report on Form 8-K filed with the SEC on January 31, 2001;

     o    Our  Current  Report on Form 8-K filed  with the SEC on  February  26,
          2001;

     o    Our Current Report on Form 8-K filed with the SEC on March 26, 2001;

     o    Our Current Report on Form 8-K filed with the SEC on April 12, 2001;

     o    Our Current Report on Form 8-K filed with the SEC on April 24, 2001;

     o Our Form 10-K/A amending our Form 10-K for the year ended December 31, 2000 filed with the SEC on April 30, 2001;

     o    Our Quarterly  Report on Form 10-Q filed with the SEC on May 15, 2001;
          and

     o The description of our common stock which is contained in our registration statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act in the form declared effective by the Commission on or about June 14, 1993, including any subsequent amendments or reports filed for the purpose of updating such description.

     We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference. Exhibits to any of such documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be made to:

          Louis J. Altieri, Vice President - Finance and Administration
          ECCS, Inc.
          One Sheila Drive, Bldg 6A
          Tinton Falls, New Jersey  07724
          (732) 747-6995

     This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document ECCS files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, Suite 1300, New York,
New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Public Reference Room.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. This prospectus, which constitutes a part of that registration statement, does not contain all the information contained in the registration statement and its exhibits. For further information with respect to ECCS and the Shares, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

     o any proceeding, other than a proceeding by or in the right of the corporation, involving such director, officer, employee or agent by reason of his or her serving or having served in such capacities if
          (i) such persons acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful; or

     o any proceeding by or in the right of the corporation involving such director, officer, employee or agent by reason of his or her serving or having served in such capacities, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation.; however, no such indemnification shall be provided in respect to any proceeding as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Section 14A:3-5 of the New Jersey Business Corporation Act also provides that the corporation shall indemnify its directors, officers, employees and agents against expenses to the extent that such person was successful on the merits or otherwise in any proceeding referred to above.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability for:

     o any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

     o acts or omissions not in good faith or which involve a knowing violation of law; or

     o as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or

     o any transaction from which the director or officer derived an improper personal benefit.

     Our certificate of incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). In addition, we have executed indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary.

     We have liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done. The insurance covers such claims, except as prohibited by law, or otherwise excluded by such insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of ECCS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          SEC registration fee...........................  $       3,782.50
          Counsel fees and expenses*.....................  $      30,000.00
          Miscellaneous Expenses*........................  $      15,000.00
          Accounting fees and expenses*..................  $      15,000.00
                                                           ----------------
               Total*....................................  $      63,782.50
                                                           ================
               ----------
               *Estimated

     All expenses of issuance and distribution listed above will be borne by ECCS. The costs of fees and expenses of legal counsel and other advisors, if any, that the Selling Shareholders employ in connection with the offering will be borne by the Selling Shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14A:3-5 of the New Jersey Business Corporation Act permits each New Jersey business corporation to indemnify its directors, officers, employees and agents against expenses and liabilities in connection with:

     o any proceeding, other than a proceeding by or in the right of the corporation, involving such director, officer, employee or agent by reason of his or her serving or having served in such capacities if
          (i) such persons acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful; or

     o any proceeding by or in the right of the corporation involving such director, officer, employee or agent by reason of his or her serving or having served in such capacities, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation.; however, no such indemnification shall be provided in respect to any proceeding as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Section 14A:3-5 of the New Jersey Business Corporation Act also provides that the corporation shall indemnify its directors, officers, employees and agents against expenses to the extent that such person was successful on the merits or otherwise in any proceeding referred to above.

     Section 14A:2-7(3) of the New Jersey Business Corporation Act enables a corporation in its certificate of incorporation to limit the liability of directors and officers of the corporation to the corporation or its shareholders. Specifically, the certificate of incorporation may provide that directors and officers of the corporation will not be personally liable for money damages for breach of a duty as a director or an officer, except for liability for:

     o any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

     o acts or omissions not in good faith or which involve a knowing violation of law; or

     o as to directors only, under Section 14A:6-12(1) of the New Jersey Business Corporation Act, which relates to unlawful declarations of dividends or other distributions of assets to shareholders or the unlawful purchase of shares of the corporation; or

     o any transaction from which the director or officer derived an improper personal benefit.

     Our certificate of incorporation limits the liability of our directors and officers as authorized by Section 14A:2-7(3). In addition, we have executed indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary.

     We have liability insurance for the benefit of our directors and officers. The insurance covers claims against such persons due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done. The insurance covers such claims, except as prohibited by law, or otherwise excluded by such insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of ECCS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.     EXHIBITS.

Exhibit No.                            Description of Exhibit
-----------                            ----------------------

     5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

    23.1            Consent of Richard A. Eisner & Company, LLP

    23.2            Consent of Ernst & Young LLP

    23.3 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the registration statement).

    24              Powers of Attorney of certain  officers and directors of the
                    Company   (contained   on  the   signature   page   of  this
                    registration statement).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Tinton Falls, State of New Jersey, on the 22nd day of May, 2001.


                                        ECCS, INC.


                                        By:/s/ Gregg M. Azcuy
                                            ------------------------------------
                                            Gregg M. Azcuy, President and
                                            Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregg M. Azcuy and Louis J. Altieri, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                        TITLE                              DATE
---------                        -----                              -----

/s/Gregg M. Azcuy
------------------------         President, Chief Executive         May 22, 2001
   Gregg M. Azcuy                Officer and Director
                                 (Principal Executive Officer)

/s/Louis J. Altieri
------------------------         Vice President, Finance &          May 22, 2001
   Louis J. Altieri              Administration (Principal
                                 Financial and Accounting Officer)

/s/Michael E. Faherty
-------------------------        Chairman of the Board and          May 22, 2001
   Michael E. Faherty            Director

/s/Gale R. Aguilar
-------------------------        Director                           May 22, 2001
   Gale R. Aguilar

/s/James K.Dutton
-------------------------        Director                           May 22, 2001
   James K. Dutton

/s/Donald E. Fowler
-------------------------        Director                           May 22, 2001
   Donald E. Fowler

/s/Frank R. Triolo
-------------------------        Director                           May 22, 2001
   Frank R. Triolo

                                  EXHIBIT INDEX

 Exhibit No.                         Description of Exhibit
 -----------                         ----------------------

    5 Opinion of Hale and Dorr LLP as to legality of the shares of common stock.

   23.1             Consent of Richard A. Eisner & Company, LLP

   23.2             Consent of Ernst & Young LLP

   23.3 Consent of Hale and Dorr LLP (contained in the opinion filed as Exhibit 5 to the registration statement).

   24               Powers of Attorney of certain  officers and directors of the
                    Company   (contained   on  the   signature   page   of  this
                    registration statement).

                                                                       EXHIBIT 5




                                                              May 22, 2001

ECCS, Inc.
One Sheila Drive
Tinton Falls, New Jersey 07724


Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 17,000,000 shares of the common stock, $.01 par value per share (the "Shares"), of ECCS, Inc., a New Jersey corporation (the "Company"). All of the Shares are being registered on behalf of certain shareholders of the Company (each a "Selling Shareholder" and collectively, the "Selling Shareholders").

         We have acted as counsel for the Company in connection with the registration for resale of the Shares. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon the minutes of meetings of the shareholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, those certain series A preferred stock purchase agreements (the "Purchase Agreements"), dated March 9, 2001, April 4, 2001 and April 19, 2001, by and between the Company and each respective Selling Stockholder.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

         We express no opinion herein as to the laws of any state or jurisdiction other than the New Jersey Business Corporation Act statute.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Company's Certificate of Incorporation and the Purchase Agreements, as applicable, will be validly issued, fully paid and nonassessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                          Very truly yours,



                                                          /s/ HALE AND DORR LLP

                                  EXHIBIT 23.1
                                  ------------

                         INDEPENDENT AUDITORS' CONSENT

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of ECCS, Inc. for the registration of 17,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2001, except for
Note 13 as to which the date is March 9, 2001, with respect to the consolidated financial statements and schedule of ECCS, Inc. as of December 31, 2000 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                           /s/Richard A. Eisner & Company, LLP

New York, New York
May 21, 2001

                                  EXHIBIT 23.2
                                  ------------

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ECCS, Inc. for the registration of up to 17,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2000, except for Note 12 as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of ECCS, Inc. at December 31, 1999 and for the years ended December 31, 1999 and 1998 included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                       /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
May 18, 2001